Filed pursuant to Rule 433

Dated January 19, 2016

Registration Nos. 333-189150

333-189150-01

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated January 19, 2016 and Prospectus dated June 7, 2013 (the “Base Prospectus”))

  $750,000,000

2.050% Senior Notes Due 2019

  Term Sheet

Issuer:	Lloyds Bank plc
Guarantor:	Lloyds Banking Group plc
Expected Ratings	A1 / A / A+ (Positive, Stable, Stable)
(Moody’s/S&P/Fitch)*:
Status:	Senior Unsecured, Unsubordinated
Format/Ranking:	SEC Registered Global Notes – Fixed Rate
Principal Amount:	$750,000,000
Pricing Date:	January 19, 2016
Expected Settlement Date:	January 22, 2016 (T+3)
Maturity Date:	January 22, 2019
Coupon:	2.050%
Interest Payment Dates:	Semi-annually on January 22 and July 22, commencing July 22, 2016
Benchmark Treasury:	1.125% due January 15, 2019
Benchmark Treasury Price / Yield:	100-02 ¾ / 1.096%
Spread to Benchmark Treasury:	UST + 100 basis points
Reoffer Yield:	2.096%
Reoffer Price:	99.867%
Underwriting Commissions:	0.200%
Net Proceeds:	$747,502,500
Agreement with Respect to the Exercise of the U.K. Bail-in Power:	Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the Senior Notes, by purchasing or acquiring the Senior Notes, each holder (including each beneficial owner) of the Senior Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any UK bail-in power (as defined below) by the relevant UK resolution authority that may

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result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into shares or other securities or other obligations of LBG or another person; and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which UK bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant UK resolution authority of such UK bail-in power. Each holder and beneficial owner of the Senior Notes further acknowledges and agrees that the rights of the holders and/or beneficial owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any UK bail-in power by the relevant UK resolution authority.

For these purposes, a “UK bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to us and the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a UK resolution regime under the Banking Act as the same has been or may be amended from time to time (whether pursuant to the Banking Reform Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, amended, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant UK resolution authority” is to any authority with the ability to exercise a UK bail-in power).
ISIN:	US53944VAM19
CUSIP:	53944VAM1
Day Count Fraction:	30 / 360
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London
Business Day Convention:	Following, unadjusted
Expected Listing:	New York Stock Exchange
Joint Book-Running Managers:	J.P. Morgan Securities LLC, Lloyds Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and TD Securities (USA) LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

Lloyds Banking Group plc and Lloyds Bank plc have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Lloyds Banking Group plc and Lloyds Bank plc have filed with the SEC for more complete information about Lloyds Banking Group plc and Lloyds Bank plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Lloyds Banking Group plc and Lloyds Bank plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Lloyds Securities Inc. collect at (212) 930-5000, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 and TD Securities (USA) LLC toll-free at (855) 495-9846.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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Free Writing Prospectus

(To Preliminary Prospectus Supplement dated January 19, 2016 and Prospectus dated June 7, 2013 (the “Base Prospectus”))

$450,000,000

Senior Floating Rate Notes Due 2019

Term Sheet

Issuer:	Lloyds Bank plc
Guarantor:	Lloyds Banking Group plc
Expected Ratings (Moody’s/S&P/Fitch)*:	A1 / A / A+ (Positive, Stable, Stable)
Status:	Senior Unsecured, Unsubordinated
Format/Ranking:	SEC Registered Global Notes – Floating Rate
Principal Amount:	$450,000,000
Pricing Date:	January 19, 2016
Expected Settlement Date:	January 22, 2016 (T+3)
Maturity Date:	January 22, 2019
Coupon:	U.S. Dollar three month LIBOR, determined as of two London business days prior to the first day of the relevant Floating Rate Interest Period (as defined below), plus 100 basis points.
Interest Payment Dates:	Quarterly on January 22, April 22, July 22 and October 22, commencing April 22, 2016
Reoffer Spread:	3 month USD LIBOR + 100 bps
Reoffer Price:	100.000%
Underwriting Commissions:	0.200%
Net Proceeds (Before Expenses):	$449,100,000
Calculation Agent:	The Bank of New York Mellon
Interest Periods	The first interest period will begin on and include January 22, 2016 and will end on and exclude April 22, 2016. Thereafter, the interest periods will be the periods from and including an Interest Payment Date to but excluding the immediately succeeding Interest Payment Date (together with the first interest period, each a “Floating Rate Interest Period”). However, the final Floating Rate Interest Period will be the period from and including the Interest Payment Date immediately preceding the Maturity Date to but excluding the Maturity Date.

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Agreement with Respect to the Exercise of the U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the Senior Notes, by purchasing or acquiring the Senior Notes, each holder (including each beneficial owner) of the Senior Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any UK bail-in power (as defined below) by the relevant UK resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into shares or other securities or other obligations of LBG or another person; and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which UK bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant UK resolution authority of such UK bail-in power. Each holder and beneficial owner of the Senior Notes further acknowledges and agrees that the rights of the holders and/or beneficial owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any UK bail-in power by the relevant UK resolution authority.

For these purposes, a “UK bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to us and the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a UK resolution regime under the Banking Act as the same has been or may be amended from time to time (whether pursuant to the Banking Reform Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, amended, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant UK resolution authority” is to any authority with the ability to exercise a UK bail-in power).

ISIN:	US53944VAN91
CUSIP:	53944VAN9
Day Count Fraction:	Actual / 360
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London
Business Day Convention:	Modified following, adjusted
Expected Listing:	New York Stock Exchange
Joint Book-Running Managers:	J.P. Morgan Securities LLC, Lloyds Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and TD Securities (USA) LLC

* Note:   A securities rating is not a recommendation to buy, sell or hold securities.  Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

Lloyds Banking Group plc and Lloyds Bank plc have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Lloyds Banking Group plc and Lloyds Bank plc have filed with the SEC for more complete information about Lloyds Banking Group plc and Lloyds Bank plc and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Lloyds Banking Group plc and Lloyds Bank plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Lloyds Securities Inc. collect at (212) 930-5000, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 and TD Securities (USA) LLC toll-free at (855) 495-9846.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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